Putnam Absolute Return 300 Fund, April 30, 2017, Semiannual

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A		 6,364
Class B		   189
Class C		 1,724
Class M		   202

72DD2 (000s omitted)

Class P		 1,802
Class R		     6
Class R6	   180
Class Y		 4,376

73A1

Class A		 0.294
Class B		 0.275
Class C		 0.205
Class M		 0.291

73A2

Class P		 0.304
Class R		 0.250
Class R6	 0.326
Class Y		 0.326

74U1 (000s omitted)

Class A	     	18,889
Class B		   631
Class C	      	 7,651
Class M		   596

74U2 (000s omitted)

Class P		 6,758
Class R		    22
Class R6	   609
Class Y	     	14,762

74V1

Class A		  9.88
Class B		  9.83
Class C	          9.82
Class M		  9.84

74V2

Class P		  9.92
Class R		  9.92
Class R6	  9.92
Class Y		  9.89


61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.